[DB LETTERHEAD]

EXHIBIT N

November 30, 2011

Quicksilver Resources Inc.

801 Cherry Street

Suite 3700, Unit 19

Fort Worth, Texas 76102

Attention:  Philip Cook

Mr. Cook:

Pursuant to Section 5 of the Underwriting Agreement dated November 30, 2011 (the “Underwriting Agreement”), by and among Quicksilver Resources Inc., BreitBurn Energy Partners L.P. and BreitBurn GP LLC on the one hand, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., UBS Securities LLC and Wells Fargo Securities, LLC, as representative of the several underwriters listed on Schedule I to the Underwriting Agreement  (the “Underwriters”) on the other, we hereby exercise our option to purchase 1,045,177 Option Units (as defined in the Underwriting Agreement) at the same purchase price per unit ($15.87) as the Underwriters paid for the Firm Units (as defined in the Underwriting Agreement).

The closing of the purchase of the Option Units shall occur on December 5, 2011.

Very truly yours,

Deutsche Bank Securities Inc.

for itself and as Representative of the Underwriters

By:	/s/ Brad Miller
Name: Brad Miller
Title: Managing Director

By:	/s/ Frank Windels
Name: Frank Windels
Title: Director

cc: Gregory C. Brown, BreitBurn Energy Partners L.P.